UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2011

POWERVERDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27866	88-0271109
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

23429 NE 35th Drive
Glendale, Arizona 85310

(Address of principal executive offices) (Zip Code)

(623) 780-3321
(Registrant’s telephone number, including area code)

21615 N. 2nd Avenue
Phoenix, Arizona 85027
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “PowerVerde,” the “Company,” “us,” “our” or “we” are to PowerVerde, Inc.

Item 1.01	Entry into a Material Definitive Agreement.

On November 1, 2011, the Company entered into a Binding Letter of Intent for Acquisition (the “Letter of Intent”) with Bryce Johnson (“Johnson”), Paul Kelly (“Kelly”) and Vince Hils (“Hils”), each individuals (collectively, the “Sellers”). Pursuant to the Letter of Intent, the Company and Sellers agreed to enter into a definitive agreement within 60 days, pursuant to which the Sellers shall sell, assign and transfer to the Company 100% of the membership interests in Cornerstone Conservation Group LLC, an Arizona limited liability company (“Cornerstone”), free and clear of any and all liens, claims and encumbrances (the “Interests”). As a result, the Company will indirectly own all of Cornerstone’s intellectual property described on Exhibit ”A” attached to the Letter of Intent. In consideration for the Interests, the Company will issue (i) 2,260,000 shares of its common stock to the Sellers and their affiliates; and (ii) fully vested three–year warrants to purchase an aggregate of 300,000 shares of the Company’s common stock, consisting of 50,000 shares to Johnson at an exercise price of $2.00 per share, exercisable beginning January 1, 2012, 50,000 shares to Kelly at an exercise price of $2.00 per share, exercisable beginning January 1, 2012, 50,000 shares to Johnson at an exercise price of $3.00 per share, exercisable beginning July 1, 2012, 50,000 shares to Kelly at an exercise price of $3.00 per share, exercisable beginning July 1, 2012, 50,000 shares to Johnson at an exercise price of $4.00 per share, exercisable beginning January 1, 2013, and 50,000 shares to Kelly at an exercise price of $4.00 per share, exercisable beginning January 1, 2013.

Until the close of business in Phoenix, Arizona, on December 31, 2011 (the “Initial Period”), Sellers shall provide to the Company and/or Cornerstone at no charge such part-time consulting services as the Company shall reasonably request, including, but not limited to, services relating to (i) further development of the Company’s combined cooling, heating and power (“CCHP”) systems, (ii) national and international distribution of CCHP systems, (iii) development of geothermal hybrid systems and advance cooling tower assisted systems, and (iv) improvement and application of the Company’s waste heat systems. After the Initial Period, the parties shall negotiate in good faith appropriate compensation/service agreements for Sellers’ further services, subject to mutual approval, which shall not be unreasonably withheld.

The Letter of Intent will be terminated upon the execution of the definitive documentation reflecting the transactions contemplated hereby (collectively, the “Definitive Document”), or earlier (i) by the mutual written consent of the Company and Sellers, (ii) by either the Company or Sellers, acting reasonably and in good faith, if the Definitive Document has not been executed on or before December 31, 2011, (iii) by Sellers, if the Company has materially breached any of its obligations under the Letter of Intent, or (iv) by the Company, if Sellers have materially breached any of their obligations under the Letter of Intent. At the closing of the proposed acquisition, one of the Sellers, as designated by Sellers, shall be appointed to the Company’s Board of Directors. The Definitive Document will contain representations, covenants, conditions and indemnities which are customary for comparable transactions.

Prior to the date of the Letter of Intent, neither the Company nor any affiliate of the Company had any material relationship with the Sellers or Cornerstone other than in respect of the negotiation of the Letter of Intent.

A copy of the Letter of Intent is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

Item 5.02	Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Letter of Intent, on November 1, 2011, Bryce Johnson was appointed to serve on the Company’s Board of Directors. Mr. Johnson is an EPA licensed contractor and HVAC master technician and advises the HVAC industry and utilities (both locally and nationally) on the opportunities for energy conservation in buildings. For the last 25 years, Mr. Johnson has owned and operated HVAC businesses. Mr. Johnson’s current HVAC business is “AC by Jay” based in Phoenix, Arizona, of which Mr. Johnson is the owner and President. In 2008, Mr. Johnson founded Cornerstone, merging renewable and sustainable technologies with traditional air conditioning and heating technologies, creating extremely efficient HVAC hybrid systems. Also in 2008, Mr. Johnson started to develop and market environmentally friendly hybrid geothermal systems. Mr. Johnson attended The Refrigeration School, Inc., an HVAC & refrigeration training program in Phoenix, Arizona.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

Exhibit No.	Exhibit Description

10.1	Binding Letter of Intent for Acquisition, dated November 1, 2011, by and between PowerVerde, Inc. and Cornerstone Conservation Group LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERVERDE, INC.

Dated: November 7, 2011	By:	/s/ Richard H. Davis
Richard H. Davis
Chief Executive Officer